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                                  EXHIBIT 4.7

                          QUESTIONS AND ANSWERS ABOUT

                 THE QUALIFIED EMPLOYEE STOCK PURCHASE PLAN OF

                           TELE-COMMUNICATIONS, INC.

                  (For Employees of Tele-Communications, Inc.

                          and Participating Employers)

                             _____________________

                  Effective Date of Summary Plan Description:

                                January 1, 1994

                             _____________________


           THIS DOCUMENT CONSTITUTES A PROSPECTUS COVERING SECURITIES THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933.

                             _____________________
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                          QUESTIONS AND ANSWERS ABOUT
                 THE QUALIFIED EMPLOYEE STOCK PURCHASE PLAN OF
                           TELE-COMMUNICATIONS, INC.


         Tele-Communications, Inc. (TCI) maintains an employee stock purchase plan with a 401(k) option for the exclusive benefit of its employees. This summary plan description is provided to acquaint you with the major provisions of the Plan, which are summarized in question and answer format below. Throughout this summary, the terms "Plan" and "ESPP" mean the Tele-Communications, Inc. Employee Stock Purchase Plan, and the term "Company" means Tele-Communications, Inc. and all other participating employers that have adopted the Plan.

         If, after reading this summary, you have any questions about the Plan, please contact the Plan Administrator at the address on the last page of this summary for additional information. You also may review the Plan and Trust Agreement itself, which describes the Plan in greater detail, at the office of the Plan Administrator. The actual text of the Plan and Trust will govern all matters.

1.       WHAT IS THE PURPOSE OF THE TCI ESPP?

         The purpose of the TCI ESPP is to enable participating employees to acquire a proprietary interest in Tele- Communications, Inc. and to provide benefits upon retirement. The Plan is designed to provide eligible employees with a voluntary and convenient means for regular and systematic purchases of common stock of TCI. The 401(k) option enables you to participate using pre-tax dollars.

2.       WHEN DID THE TCI ESPP GO INTO EFFECT?

         The TCI ESPP became effective as of January 13, 1977. This summary plan description reflects all Plan amendments effective on or before January 1, 1994.

3.       WHO IS ELIGIBLE TO PARTICIPATE IN THE TCI ESPP?

         Any employee of the Company who is at least 21 years of age (other than an independent contractor and other than an employee who is covered by a collective bargaining agreement between employee representatives and the Company which agreement does not provide for participation in the Plan, and in which retirement benefits were the subject of good faith bargaining) who has completed one year of service with the Company is eligible to become a Plan participant. A "year of service" for eligibility purposes means a 12-month period in which you are credited with 1,000 or more hours of service. The 12-month period is measured from the date you begin work to the annual anniversary of that date. If you do not meet the 1,000 hours requirement in your first year, the Company will begin counting your hours over again on the anniversary of the date you began work and will count the hours for the next 12 months. For example, if you were hired on July 4, 1992, and are credited with 800 hours of service in your first year of employment (July 4, 1992 to July 3, 1993), you are not yet eligible to become a Plan participant. However, if you are credited with 1,000 or
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more hours of service in your next year (July 4, 1993 to July 3, 1994), you may become a participant on the next entry date of the Plan (January 1, April 1, July 1, or October 1) if you are at least age 21.

         You will be credited with one "hour of service" for each hour for which you are paid or entitled to be paid by the Company. This includes working and non-working hours for which you are paid, such as hours under overtime, vacation, or sick leave categories. However, you will not be credited with more than 501 hours for any one continuous non-working period.

4.       HOW DO I BECOME A PARTICIPANT?

         Once you have completed the eligibility requirements of the Plan, you may become a participant by filing with the Plan Committee an election to participate form on which you consent to make contributions to the Plan by payroll deduction. The election to participate form is enclosed in the packet provided to all newly eligible employees. This form also is available from the Plan Committee. Your participation will become effective on the calendar quarter beginning January 1, April 1, July 1, or October 1, immediately following the date on which the enrollment form is returned to the Plan Committee, unless a later effective date is indicated. You must file the election to participate form at least two weeks prior to the January 1, April 1, July 1, or October 1, on which you wish to begin participation. If your request is received by the Plan Committee within the last two weeks of a calendar quarter, processing may be delayed for an additional calendar quarter. Failure to complete and return the election to participate form will be considered an election not to become a participant. You may become a participant on any subsequent January 1, April 1, July 1, or October 1, even if you elect not to become a participant on the date when you first are eligible, provided you meet the eligibility requirements on the subsequent date. You should retain your original package of information and forms for future use since another mailing will not be made unless you make a special request. You must file the election to participate form at least two weeks prior to the January 1, April 1, July 1, or October 1 on which you wish to begin participation.

5.       HOW IS THE TCI ESPP ADMINISTERED?

         The TCI ESPP is administered jointly by a Plan Committee and a Plan Administrator appointed by the Board of Directors of TCI. The Plan Committee is made up of members that represent the Board of Directors, management, and personnel. The Plan Committee will assume the major responsibilities for the day-to-day operation and the interpretation of the TCI ESPP plan and trust document, including all questions relating to eligibility, vesting, and distribution. Any information concerning policy questions regarding the Plan should be requested from the Plan Committee. The Plan Administrator acts as a Plan manager and will be responsible for the reporting and disclosure requirements of federal and state law. The stock of TCI and other assets, if any, of the Plan acquired with Company and participant contributions will be administered by the Trustee.





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6.       WHAT IS THE FISCAL YEAR OF THE TCI ESPP?

         The fiscal year of the TCI ESPP begins on January 1 and ends on December 31. The records of the Plan and Trust are maintained on this year.

7.       WHO MAKES CONTRIBUTIONS TO THE TCI ESPP?

         Eligible employees may participate in the TCI ESPP by making after-tax contributions (also known as participant voluntary contributions) or pre-tax contributions (also known as salary reduction contributions or 401(k) contributions) to the TCI ESPP. The Company will make matching contributions to the TCI ESPP for each employee who has made salary reduction contributions or participant voluntary contributions to the TCI ESPP.

         a.      Participant Contributions --

         All participant contributions to the Plan must be made by payroll deduction. A participant's total contributions to the Plan (including both voluntary contributions and salary reduction contributions) are limited to 10% of the participant's gross compensation for any payroll period. See the discussion of limits on annual additions below for other limits on contributions.

         You may elect the amount of your voluntary contributions or salary reduction contributions by completing a contribution election form provided by the Plan Committee and submitting the completed form to the Plan Committee. You may specify either a dollar amount or a percentage of your compensation that you want to contribute to the TCI ESPP. You may change your voluntary contributions or your salary reduction contributions prospectively (for future payroll periods) by completing and submitting a contribution change request form with the Plan Committee at least two weeks prior to the calendar quarter for which the change is to be effective. You may not make retroactive contributions to the TCI ESPP. Forms for electing, changing, or suspending your contributions to the TCI ESPP are available from the Plan Committee.

         Special rules that apply to voluntary contributions and salary reduction contributions are described below.

                 (i)      Salary Reduction Contributions --

         By electing to make salary reduction contributions to the TCI ESPP, you elect to have your pre-tax salary reduced for contribution to the TCI ESPP in an amount you determine. Your salary reduction contributions may not exceed $9,240 per calendar year. This amount is the 1994 limit and will be adjusted for cost-of-living increases for 1995 and subsequent years. In addition, your salareduction contributions may be limited further in order to comply with the requirements of the Internal Revenue Code. The Plan Administrator will try to ensure that the Internal Revenue Code limits are observed to avoid the necessity of returning any excess amounts to you. Salary





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         reduction contributions are subject to special rules on the withdrawal of those contributions. See Question 14 for more information on these withdrawal rules.

                 (ii)     Voluntary Contributions --

         You may elect to make voluntary contributions to the TCI ESPP in any amount that you determine so long as your combined salary reduction contributions and voluntary contributions do not exceed 10% of your gross compensation. Voluntary contributions are subject to fewer limitations and withdrawal restrictions than salary reduction contributions. See Question 14 for more information on the withdrawal of voluntary contributions.

         (b)     Company Contributions --

         TCI, by its Board of Directors, will determine each year the percentage of matching contributions that the Company will contribute for each participant's salary reduction and voluntary contributions. The Company may decide to contribute up to 100% of each participant's salary reduction and voluntary contributions to the Plan.

         (c)     Limits on Annual Additions --

         In addition to the limits on participant and Company contributions discussed above, the "annual additions" to your account in the TCI ESPP may not exceed the lesser of 25% of your compensation (as defined in the Plan) or $30,000 (as adjusted for cost-of-living increases) for each year. Your annual additions include your salary reduction contributions, your voluntary contributions, and the Company matching contributions. Remember that your salary reduction contributions plus your voluntary after-tax contributions may not exceed 10% of your gross compensation. The Plan Administrator will try to ensure that the annual additions limits are followed in order to avoid the necessity of returning any excess amounts to you.

8.       WHAT HAPPENS TO CONTRIBUTIONS TO THE TCI ESPP?

         All contributions to the TCI ESPP are deposited with the Trustee and held in a Trust Fund. The Trustee will invest primarily in Class A common stock of TCI ("TCI Stock"), but may make investments in other assets (such as, but not limited to, certificates of deposit or savings accounts) pending purchases of TCI Stock. The Trustee may purchase TCI Stock on the open market or in a private transaction with TCI. The price per share in either case will be the prevailing market price. At the end of the quarter, all deposits with the Trustee will be valued to determine the appreciation or depreciation on the TCI Stock, any other earnings on assets of the Trust Fund, and the value of your account in the Trust Fund. TCI Stock will be allocated to your account each calendar quarter at the average cost of the TCI Stock purchased with contributions for the quarter.





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9.       IS THERE ANY COST TO ME WHEN THE ESPP PURCHASES THE TCI STOCK?

         Ordinary brokerage house commissions will be considered as part of the cost of purchase of the stock.

10.      WHAT HAPPENS TO THE EARNINGS ON CONTRIBUTIONS?

         Any earnings or losses on the TCI Stock allocated to each participant's account will accrue directly to those shares as the fair market value of those shares fluctuates. Any earnings on assets other than the TCI Stock will be divided among all participants based on the ratio of the value of each participant's account (other than TCI Stock) to the total value of those assets in the Trust Fund (other than TCI Stock) as of the quarterly computation date.

11.      WHAT RECORDS ARE MAINTAINED FOR MY ACCOUNT?

         The Plan Committee will maintain an account in your name, showing the balance of your share in the Company contributions, the contributions you make, and the number and value of shares of TCI Stock that are in your account. The Plan Committee will distribute, or cause to be distributed, to each participant, at least annually, a written statement setting forth the number of shares of TCI stock in the participant's account as of the last day of the plan year, the value of the stock on that date, and such other information as the Plan Committee determines. For this annual valuation, TCI Stock will be valued at the closing bid price of the stock in the over-the-counter market as reported by the National Association of Securities Dealers, Inc. or National Quotation Bureau, Inc.

12.      HOW WILL MY BENEFITS UNDER TCI ESPP BE DETERMINED?

         You will be 100% vested in your shares of TCI Stock at your normal retirement date, your total disability, or your death. This means that your total interest in TCI Stock will be determined by your total number of shares when they become distributable for one of the above reasons. If you leave the Company prior to retirement, total disability, or death, the percentage of your share in Company contributions that is non-forfeitable (vested) will be determined by the number of years of service you have with the Company in accordance with the schedule below. The shares attributable to your participant contributions always are nonforfeitable. The vesting schedule is based on your service with the Company, not the number of years that you are a Plan participant.





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
         Years of Service                                     Percentage of Vesting
         ----------------                                     ---------------------
         Fewer than 1 . . . . . . . . . . . . . . . . . . . . . .        0
         1 or more but fewer than 2 . . . . . . . . . . . . . . .       20
         2 or more but fewer than 3 . . . . . . . . . . . . . . .       30
         3 or more but fewer than 4 . . . . . . . . . . . . . . .       45
         4 or more but fewer than 5 . . . . . . . . . . . . . . .       60
         5 or more but fewer than 6 . . . . . . . . . . . . . . .       80
         6 or more  . . . . . . . . . . . . . . . . . . . . . . .      100

         If you terminate employment, you will forfeit any shares attributable to Company contributions which are not vested and the forfeited shares will be used to pay the expenses of the plan and, if any forfeitures remain after paying such expenses they will be used to reduce future Company contributions.

         Also, see Question 14(d) for an explanation of the additional 10% income tax penalty for early withdrawal of Company and 401(k) contributions.

13.      HOW IS A YEAR OF SERVICE FOR VESTING PURPOSES DETERMINED?

         To determine your place on the vesting schedule, count one year of service for each plan year (January 1 to December 31) in which you are credited with 1,000 or more hours of service. During any plan year, your hours of service with the Company, other participating companies, and other companies deemed to be part of the same controlled group of corporations as the Company will be aggregated to determine whether you have completed 1,000 or more hours of service. Hours of service will include service as an employee of any of the entities described above. Hours completed during a period when you are ineligible for participation in the Plan because you are a member of a collective bargaining unit whose agreement does not provide for participation in the Plan also will be counted if you become eligible for the Plan. If you are credited with between 500 and 1,000 hours in any calendar year, you will receive no vesting credit and you will not be awarded a partial year of service. This means you will not advance on the vesting schedule even if you had several calendar years of fewer than 1,000 hours of service.

                 a.       What is a break in service?

         For vesting purposes, failure to be credited with more than 500 hours of service in any plan year is called a "break in service." For purposes of this definition, hours of service include service as an employee in any capacity, including hours worked as an employee who is included in a unit of employees covered by a collective bargaining agreement between employee representatives and the Company.





                                      -6-
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                 b.       What is the effect of a break in service?

         A participant who has five or more consecutive one-year breaks in service will not be credited with additional vesting service for Company contributions made before such five or more year period.

                 c. What happens if I leave the employ of the Company but return to employment?

         If you terminate employment with the Company while any portion of your shares under the Plan is forfeitable and you receive a distribution from the Plan before the close of the second plan year after your termination, you have the right to repay that distribution and have the forfeitable portion of your account restored. Repayment may be made only if you are reemployed by the Company and the repayment is made prior to the earlier of your experiencing five consecutive one-year breaks in service or five years from the date of your reemployment. Repayment of salary reductions is not permitted. If you return to the employ of the Company but do not repay the distribution, any amount that was not vested prior to your termination of employment will not be restored to your account.

14.      WHAT ARE THE RULES FOR WITHDRAWING MY SHARES FROM THE TCI ESPP?

         As described in Question 8, the contributions to the Plan are used to purchase shares of TCI Stock. You may request withdrawal of the shares of the TCI Stock in your account (subject to the rules below) by providing a written request to the Plan Committee at least two weeks before the end of the calendar quarter.

                 a.       Salary Reductions:

         You may withdraw your salary reduction contributions to the TCI ESPP upon attaining age 59 1/2 if you are fully vested, upon a serious financial hardship, or upon termination of employment, as provided below:

                          (i)     Age 59 1/2 and 100% vesting.

                 A participant may withdraw his or her salary reduction contributions to the TCI ESPP, including any earnings, losses, and changes in fair market value of such contributions, upon attaining age 59 1/2, but only if the participant is 100% vested in his or her total account balance. Withdrawals are permitted on a quarterly basis only and withdrawal requests must be made in writing at least two weeks prior to the end of the calendar quarter. A withdrawal of salary reduction contributions after age 59 1/2 with 100% vesting may be made only once in each year.

                          (ii)     Hardship Withdrawals.

                 A participant may withdraw his or her salary reduction contributions to the TCI ESPP upon serious financial hardship. Serious financial hardship means an





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
         immediate and heavy financial need of the participant. A hardship distribution cannot exceed the amount required to meet the immediate financial need and cannot be reasonably available to the participant from other resources, including insurance reimbursement, reasonable asset liquidation, cessation of participant contributions to this Plan, or borrowing from commercial sources on reasonable terms.

                 Only the following events constitute serious financial hardship: (I) payment of medical expenses of the participant or his or her dependents; (II) the purchase or preservation from foreclosure of the participant's principal residence (excluding normal mortgage payments); (III) payment to prevent the eviction of the participant from his or her principal residence; (IV) payment of post-secondary tuition and related expenses for the next 12 months for the participant or his or her dependents; or (V) the occurrence of any other event deemed by the Secretary of the Treasury to create an immediate and heavy financial need under applicable federal regulations.

                 If the Plan Committee determines in accordance with a uniform and non-discriminatory policy that serious financial hardship exists, it may direct the Trustee to distribute the amount requested to the participant. A participant who makes a hardship withdrawal may not contribute to the Plan until the first calendar quarter commencing 12 months after the withdrawal and any expenses attributable to the hardship withdrawal will be charged to the account of the participant requesting the withdrawal. In addition, there are limitations on the maximum salary reduction amounts that may be made in the year following the year of the hardship withdrawal.

                 SEE QUESTION NUMBER 14(D) FOR AN EXPLANATION OF THE ADDITIONAL 10% INCOME TAX PENALTY FOR EARLY WITHDRAWAL.

                 The only amounts available for hardship withdrawals will be the salary reduction amounts in your account. (Earnings on those amounts and appreciation on stock purchased with salary reduction contributions may not be withdrawn because of hardship.) The Company matching contribution amounts are not available for hardship withdrawals.

                 b.       Participant After-Tax Voluntary Contributions:

         Except for hardship withdrawals, withdrawals of after-tax voluntary contributions are permitted on a quarterly basis only; requests must be made in writing at least two weeks prior to the end of the calendar quarter in which the withdrawal is to be effective. Withdrawals of after-tax voluntary contributions upon serious financial hardship may be made at any time in the discretion of the Plan Committee. The Plan Committee will direct the Trustee to distribute the amount requested to the participant. The Trustee will distribute the shares of TCI Stock attributable to the participant's voluntary contributions as soon as reasonably possible after the withdrawal date. A participant who has not attained age 59 1/2 and who withdraws any portion of his voluntary contributions may not

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contribute to the Plan until the first calendar quarter commencing six months after the withdrawal date. Any expenses attributable to any withdrawal will be charged to the account of the participant requesting the withdrawal.

                 c.       Company Contributions:

         Your shares attributable to Company contributions are distributable only when you reach your normal retirement date, become totally disabled, die, or otherwise terminate your employment with the Company in accordance with the terms of the Plan. However, if you have attained age 59 1/2 and are 100% vested in your total account balance, you may withdraw any portion of your share of Company contributions even though you do not terminate employment. Such a withdrawal may be made only once in each plan year.

                 d.       Penalty Tax on Early Withdrawals:

         A 10% federal penalty tax may be imposed on early withdrawals from the TCI ESPP. The tax is 10% of the taxable amount of the distribution.
Exceptions to this rule apply to distributions made on account of the following:

                           (i)    Death of the participant;

                          (ii)    Disability of the participant;

                         (iii) The participant's attainment of age 55 and separation from service with the Company;

                          (iv)    Payment of certain medical expenses;

                           (v)    Payment to an alternate payee under a
                                  qualified domestic relations order; and

                          (vi)    The participant's attainment of age 59 1/2.

         The penalty tax is due on any portion of the distribution that is includible in the participant's gross income. Participant after-tax voluntary contributions already have been taxed and thus already have been included in gross income. Therefore, these amounts are not subject to the penalty tax on early withdrawals.

         If you terminate employment with the Company prior to retirement, disability, or death, you may be eligible to transfer shares of TCI Stock attributable to the Company matching or salary reduction portion of your account to an IRA or other qualified retirement plan without paying either the 10% penalty tax or income tax. Any other distribution generally will be taxed. You should

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contact your tax advisor concerning the tax consequences of receiving distributions or withdrawals from the Plan.

15.      MAY I RESELL THE TCI STOCK I HAVE WITHDRAWN?

         All participants, except "affiliates" of the Company, may freely trade their TCI Stock acquired from the TCI ESPP. An affiliate is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the Company. "Control" as used above means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the Company, whether through the ownership of voting securities, by contract, or otherwise. If you are an affiliate of the Company, you may resell your shares only in compliance with Rule 144 of the Securities Act of 1933 or upon the filing by the Company of a reoffer prospectus with the Securities and Exchange Commission. The Company has not yet filed a reoffer prospectus, but may elect to do so in the future.

16.      WHEN ARE THE TCI ESPP BENEFITS PAYABLE?

         Subject to the following paragraph, your vested interest in the TCI ESPP may be retained and kept invested in the Trust Fund until you retire, become totally disabled, die, or otherwise terminate your employment with the Company. Distribution will be made in whole shares of TCI Stock, with cash distributed in lieu of fractional shares, plus any dividend shares received as a result of TCI Stock ownership. Distribution of your account will be made as soon as possible after the close of the calendar quarter in which you terminate employment and return a distribution election form to the Plan Committee, or after any subsequent calendar quarter, at your election. If you die while a participant, your interest under the Plan will be distributed to your beneficiary in the same manner as a retirement distribution under the Plan would have been made to you.

         You must begin to withdraw your benefits no later than April 1 of the calendar year following the calendar year in which you attain age 70 1/2 without regard to your actual date of retirement. If you terminate employment prior to attainment of normal retirement age (age 65), you have the right to defer distribution of your account until your attainment of normal retirement age.

                 a.       What is my retirement date?

         Your normal retirement date will be the last day of the calendar quarter in which you reach age 65.

                 b.       What is total disability?

         Total disability means a disability that permanently renders a participant unable to perform satisfactorily the usual duties of his employment with the Company, as determined by a physician selected by or approved by the Plan Committee, and that results in his termination of employment with the Company.

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17.      HOW DO I DESIGNATE A BENEFICIARY?

         To designate a beneficiary, you must file a beneficiary designation form with the Plan Committee. If you are married and you wish to designate a beneficiary other than your spouse, your spouse must sign a special consent form in order for benefits to be paid to a nonspouse beneficiary. Both the beneficiary form and the special consent form are available from the Plan Committee.

         It is important to keep a current beneficiary designation form on file at all times so that this important asset will be handled according to your wishes. The form may be changed at any time, but if you change nonspouse beneficiaries, you will again need to obtain consent of your spouse. If you fail to designate a beneficiary or if beneficiaries you have designated die before you do and your spouse has pre-deceased you, your interest in the Plan will be paid to the personal representative of your estate.

18.      MAY I ASSIGN MY INTEREST IN THE TCI ESPP?

         You cannot assign or encumber any of the benefits that you may expect to receive under the Plan, nor can any of your share in Company contributions be made subject to the claim of any creditor, except for payment to an alternate payee under a qualified domestic relations order.

19.      WHAT IS THE EXPECTED DURATION OF THE TCI ESPP?

         The Company expects to continue the TCI ESPP indefinitely. However, to protect the Company against unforeseen conditions, it reserves the right to reduce contributions or to amend or terminate the TCI ESPP in whole or in part at any time. If the Plan is terminated, the balance of your account attributable to Company contributions will become 100% vested (nonforfeitable).

20.      WHAT ARE THE TAX ADVANTAGES TO ME AS A PARTICIPANT?

         The TCI ESPP is qualified under Section 401(a) of the Internal Revenue Code and so offers substantial tax advantages to you as a participant. Even though your share in the Company's contributions may be partially or fully vested, you pay no income tax on such contributions until your shares of TCI Stock are distributed to you. The 401(k) option allows you to contribute to the TCI ESPP on a tax-deferred basis. No federal income tax will be paid on your 401(k) contributions to the TCI ESPP until you withdraw the TCI Stock.
The shares of TCI Stock that you receive that are attributable to your own after-tax voluntary contributions to the Plan will be distributed to you tax free because they are purchased with after-tax dollars. The appreciation on all TCI Stock generally is not taxed until the shares are sold by you if you receive the TCI Stock in a lump sum (as defined in the Internal Revenue Code). Income and profits on investments in the Trust Fund usually are tax exempt to the Trust Fund. Thus, the Plan provides tax deferment to the participant on 401(k) contributions, the Company's contributions, and on the income and profits earned by the contributions of both the Company and participants.

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         Under the Tax Reform Act of 1986, an individual may be eligible for a deduction of up to $2,000 for contributions made to Individual Retirement Accounts (IRAs) if neither the taxpayer nor the taxpayer's spouse is an active participant in an employer-sponsored qualified retirement plan for any part of a plan year ending with or within a taxable year. The TCI ESPP is an employer-sponsored qualified retirement plan. If either the taxpayer or the spouse is an active participant in a qualified retirement plan for any part of a plan year ending with or within a taxable year, the $2,000 limit on deductible contributions to IRAs may be reduced. This maximum $2,000 deduction amount will be phased out where adjusted gross income (before the IRA deduction) is over $40,000 on a joint return or $25,000 for an unmarried individual. The deduction will be eliminated when adjusted gross income reaches $50,000 on a joint return or $35,000 for an unmarried person.

         An active participant in the Plan is an employee who participates in the Plan by making contributions to the TCI ESPP or who has Company contributions made on his or her behalf during the Plan year.

21.      WHAT ARE THE TAX EFFECTS OF THE TCI ESPP ON THE COMPANY?

         The Company receives a deduction on its income tax return for the year for contributions made for such year.

22.      WHAT REMEDY DO I HAVE IF MY BENEFITS UNDER THE TCI ESPP ARE DENIED?

         A claim for benefits may be filed with the Plan Committee by you, by your duly authorized representative, or by your beneficiary. The Plan Committee will review your claim and will notify you whether such claim has been granted or denied within 90 days after its receipt of the claim unless special circumstances require an extension of time for processing the claim.
If an extension is required, you will be notified in writing before expiration of the initial 90- day period. If your claim is denied, you will receive a written notice explaining the denial in detail. You or your duly authorized representative may file with the Plan Committee a written request for review of the claim within 60 days after you are notified of the denial. When you file a request for review, the Company will appoint a claims reviewer who will make and explain his decision on the claim to you within 60 days of receipt of your request unless special circumstances requires an extension of time for processing. In this case, a decision will be made not later than 120 days after receipt of your request. If an extension is necessary, you will receive written notice of the extension prior to the expiration of the 60-day period after the first denial.

23.      WHAT OTHER RIGHTS DO I HAVE UNDER THE LAW?

         The TCI ESPP is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all Plan participants shall be entitled to:

                 a. Examine, without charge, at the Plan Administrator's office and at other specified locations, all Plan and Trust Fund documents and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan and Trust Fund descriptions.

                 b. Obtain copies of all Plan and Trust Fund documents and other Plan information upon written request to the Plan Administrator. The Administrator may charge you a reasonable amount for the copies.

                 c. Receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary report.

                 d. Obtain a statement telling you whether you have a right to receive a benefit at normal retirement age (age 65) and if so, what your benefits would be at normal retirement age if you stop working under the Plan now. If you do not have a right to a benefit, the statement must be requested in writing and is not required to be given more than once a year. The Plan Committee must provide the statement free of charge.

         In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

         If your claim for a benefit is denied in whole or in part, you must receive a written explanation of the reason for the denial. You have the right to have the Plan Committee review and reconsider your claim. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request materials from the Plan Committee and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.

         If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

24.      WHAT OTHER PROVISIONS ARE IMPORTANT TO ME?

                 a. The Plan Committee must be able to locate you or your beneficiary when your interest under the Plan becomes distributable. When you terminate employment, it is important to keep the Plan Committee informed of your current address.

                 b. Participation in the Plan does not confer upon you any right of continued employment.

                 c. Benefits under the Plan are not insured by the Pension Benefit Guaranty Corporation because the Plan is an individual account plan not covered by the statutory insurance provisions.

25.      IS ANY OTHER INFORMATION AVAILABLE?

         TCI will provide, without charge, to each participant, upon the participants' written or oral request, a copy of the following:

         a.      (i)      All information that has been incorporated by
                 reference pursuant to Item 3 of Part II of the Registration Statement (not including exhibits to the information unless such exhibits are specifically incorporated by reference therein), consisting of the following:

                          (A) TCI's latest annual report filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"); or

                          (B) TCI's latest prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for TCI's latest fiscal year for which said statements have been filed; or

                          (C) TCI's effective registration statement on Form 10 or 20-F filed with the Commission under the Exchange Act containing audited financial statements for TCI's latest fiscal year.

                 (ii) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the applicable document referred to in (i) above.

                 (iii) The description of the Common Stock of TCI contained in a registration statement filed with the Commission under
                 Section 12 of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

                 (iv) All other documents which TCI files with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of the Registration Statement.

         The foregoing also are incorporated by reference in the Section 10(a) Prospectus under the Registration Statement, of which this document is a part.

         b. Other documents required to be delivered to employees pursuant to Rule 428(b) of the Securities Act.

                 Such requests, as well as any requests for additional information about the TCI ESPP and its administrators, should be directed to the Plan Committee of the ESPP.

                 If you have any questions about the Plan, you should contact the Plan Administrator or Plan Secretary at the addresses on the last page of this summary. If you have any questions about this summary or about your rights under ERISA, you should contact the nearest area office of the U.S. Labor-Management Services Administration, Department of Labor.

               IMPORTANT NAMES, ADDRESSES, AND OTHER INFORMATION


1.       Plan Administrator:                                Gary K. Bracken
                                                            Terrace Tower II
                                                            5619 DTC Parkway
                                                            Englewood, Colorado 80111
         Business Phone:                                    (303) 267-5500

2.       Plan Committee:                   Names:           Gary K. Bracken
                                                            Stephen M. Brett
                                                            Bob Magness
                                                            Monica Payne
                                                            Bernard W. Schotters
                                           Address:         Terrace Tower II
                                                            5619 DTC Parkway
                                                            Englewood, Colorado 80111
         Business Phone:                                    (303) 267-5500

3.       Plan Assistant:                                    John Barker
                                                            Terrace Tower II
                                                            5619 DTC Parkway
                                                            Englewood, Colorado 80111
         Business Phone:                                    (303) 267-5029

4.       Trustee:                                           Colorado National Bank
                                                              of Denver
                                                            17th &  Champa Streets
                                                            Denver, CO 80202

5.       Agent for Legal Process:                           Stephen Brett
         (The Trustee and Plan                              Tele-Communications, Inc.
         Administrator also may                             Terrace Tower II
         be served.)                                        5619 DTC Parkway
                                                            Englewood, Colorado  80111

6.       Company whose employees                            Tele-Communications, Inc.
         are covered by the Plan:

         Federal Tax ID Number:                             84-0588868

         Federal Plan ID Number:                            001

7.       Request for information                            Plan Committee of the
         or forms regarding Plan:                           Employee Stock Purchase Plan
                                                            Terrace Tower II
                                                            5619 DTC Parkway
                                                            Englewood, Colorado 80111
                                                            (303) 267-5029